Exhibit 10.1

January ___, 2013

Mr. [            ]

2100 Seaport Boulevard

Redwood City, CA 94063

Dear [            ]:

In connection with and conditioned upon the closing of that certain patent purchase transaction entered into by and among, inter alia, Telefonaktiebolaget L.M. Ericsson (“Ericsson”) and the Company as of January __, 2013 (the “Ericsson Patent Purchase”), we are pleased to deliver to you this letter agreement, which, effective upon the closing of the Ericsson Patent Purchase, amends and restates that certain letter agreement memorializing the terms of your employment with Unwired Planet, Inc. (“the Company”) dated June 11, 2012 (the “Prior Agreement”), to provide that a portion of your commission payments contemplated in the Prior Agreement be awarded to you in the form of a time-based RSU award granted under the Company’s Amended and Restated 2006 Stock Incentive Plan (the “Plan”) and to make certain other changes.

1.      Position. Your title is Executive Vice President and General Manager of the Company’s Intellectual Property Division, reporting to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.      Salary. The Company will pay you a base salary at the rate of $250,000.00 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion.

3.	Commission.

(a) You have been retained to assist the Company and its shareholders to realize maximum value for the Company’s intellectual property portfolio through the enforcement, prosecution, license and/or sale of some or all of the Company’s patents (including through a Change of Control). In lieu of participating in any Corporate Incentive Plan, you will

Mr. [                ]

January     , 2013

be eligible for cash commission payments on Net Patent Proceeds, as and when collected by the Company (the “Cash Commissions”). Cash Commissions will be paid within 30 days after collection of the Net Patent Proceeds by the Company and the receipt and application of all Deductions. Any delay in collection of Net Patent Proceeds (such as scheduled payments running royalties or the like) shall likewise delay the payment of Cash Commissions. GAAP rules requiring deferment of recognition of revenue on payment received shall not delay payment of Cash Commissions. The schedule of Cash Commissions is as follows (subject to the Advance Repayment described below):

i.	Less than $100 million of aggregate Net Patent Proceeds: 0.75% commission

ii.	$100,000,001 to $200M of aggregate Net Patent Proceeds: 1.125% commission

iii.	$200,000,001 and above: 1.5% commission

(b) In the event the Patent Transaction is an RRLA or a Post-Termination RRLA, you shall receive a $100,000 lump-sum payment as an advance on the Cash Commissions payable on such RRLA (an “RRLA Advance”), such RRLA Advance to be payable promptly (but in no event more than 15 business days) after execution of the RRLA (subject to normal payroll cycles). Cash Commissions payable on the RRLA shall not be paid to you until the RRLA Advance has been recovered (the “Advance Repayment”) and shall thereafter be paid to the extent in excess of $100,000. For the avoidance of doubt, the RRLA Advance is in lieu of and not in addition to the first $100,000 of Cash Commissions payable on the RRLA. To the extent the Cash Commissions payable on the RRLA are insufficient to effect the Advance Repayment within 24 months of the execution of the RRLA, the balance of the Advance Repayment shall thereafter be deducted from Cash Commissions payable to you on any Patent Transaction. If a Change of Control of the Company (as defined in Section 10) occurs prior to completion of the Advance Repayment, the balance owing to the Company on the Advance Repayment shall be deducted from the Cash Commissions payable to you on the Implied IP Value in the Change of Control (as described in subsection (c) below). In the event of the termination of your employment with the Company for any reason other than a Qualified Termination, (i) you will not be entitled to any RRLA Advances or further Cash Commissions payable on any Net Patent Proceeds received by the Company on or after the effective date of such termination and (ii) any outstanding Advance Repayments will be deducted from any Cash Commissions payable to you upon such termination, whether or not related to an RRLA. In the event of a Qualified Termination, you will be entitled to receive any outstanding Cash Commissions payable after your termination as though you were still employed by the Company as provided in the definitions of Patent Transactions and RRLA, including post-termination RRLA. Under no circumstances will you be required to repay any RRLA Advance out of pocket.

(c) In the event of a Change of Control of the Company you will receive your commission rate on the Implied IP Value in the Change of Control as though such Implied IP Value were Net Patent Proceeds (and taking into account Net Patent Proceeds on commissions previously paid for aggregation purposes to determine the applicable commission rate(s) set for the above).

Mr. [                ]

January     , 2013

(d) Following a Change of Control, the successor in interest of the Company may elect, within 90 days after such Change of Control, to assume this Agreement, renegotiate a new mutually agreeable arrangement or terminate your employment (which would constitute a Qualified Termination).

(e) You and the Company (and its Board of Directors) both agree to act in good faith and in collaboration to give full effect to the intent of this letter agreement. Your heirs and assigns (or trustee as the case may be) may benefit from your rights to commissions in the event of your death or permanent disability.

4.      Employee Benefits and Expenses. As a regular employee of the Company, you will continue to be eligible to participate in a number of Company-sponsored benefits. In addition, you will continue to be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. You also will continue to be reimbursed for all reasonable expenses that you incur in performing services, in accordance with the policies and procedures then in effect and established by the Company.

5.      RSU Award. In contemplation of the execution of this letter agreement and subject to the consummation of the Ericsson Patent Purchase and the execution by you of an RSU award letter substantially in the form attached hereto as Exhibit A (the “RSU Award Agreement”), the Board of Directors has granted to you an RSU award under the Plan for 750,000 RSUs (the “RSU Award”). Each RSU represents the right to receive one (1) share of the Company’s common stock at the time the RSU vests. The RSU Award shall vest in equal quarterly installments over 3 years as provided in Schedule I hereto, subject to your continued employment with the Company (or a subsidiary of the Company) and subject to the other terms and conditions provided in the Plan and the RSU Award Agreement.

6.      Confidential Information and Assignment of Inventions Agreement. You hereby acknowledge and agree that your Confidential Information and Assignment of Inventions Agreement dated as of June 12, 2012 remains in full force and effect.

7.      Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Mr. [                ]

January     , 2013

8.	Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Further, the Company shall withhold from shares of common stock to be issued to you following the vesting of any RSUs under the RSU Award Agreement a number of shares of common stock with an aggregate Fair Market Value (as defined in the Plan) that would satisfy the minimum tax withholding amount due.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9.      Interpretation, Amendment and Enforcement. This letter agreement and the RSU Award Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company, including the Prior Agreement. The Prior Agreement shall remain in full force and effect until the consummation of the Ericsson Patent Purchase. For the avoidance of doubt, if the Ericsson Patent Purchase does not close, this letter agreement shall be of no force and effect. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts of the State of California, in connection with any Dispute or any claim related to any Dispute.

10.    Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets following a written warning, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your commission of any felony or of a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct that would reasonably be expected to result in material injury to the Company if you were retained in your position, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of such failure from the Company, (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation, or (h) repeated unexplained or unjustified absences following warning.

Mr. [                ]

January     , 2013

“Change of Control” means the sale of the Company (whether by merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets, exclusive license, combination, or otherwise) in one transaction or series of related transactions pursuant to which the acquiror or acquirors (together with their affiliates) acquire (i) securities representing more than fifty percent (50%) of the total fair market value or total voting power of all securities of the Company, assuming the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for or into voting securities, or (ii) all or substantially all of the Company’s assets on a consolidated basis.

“Change of Control Value” means the total value of the consideration paid by an acquiring entity (or group of entities) to the Company’s stockholders in the Change of Control.

“Deductions” means external legal fees, vendor costs and consulting fees (or similar) paid by the Company in pursuit of Patent Proceeds accruing from December 1, 2011 onwards (but, for clarity, excluding internal costs such as salaries, overhead and travel and the like).

“Implied IP Value” means Change of Control Value MINUS the Company’s net cash (determined in accordance with GAAP immediately prior to the closing of the Change of Control) and Deductions (to the extent not deducted from previously paid Cash Commissions).

“MSA” means that certain Master Sale Agreement, dated as of January __, 2013, by and among, inter alia, Ericsson, Unwired Planet, LLC and the Company.

“Net Patent Proceeds” means Patent Proceeds minus Deductions.

“Patent Proceeds” means cash received by the Company (or its affiliates), pursuant to all Patent Transactions MINUS the portion allocated to be paid to Ericsson as revenue share under the MSA.

“Patent Transaction” means each (i) agreement with a third party for a license, including each RRLA, settlement, covenant not to sue, sale or other disposition of any or all patent(s) of the Company (or its affiliates), in each case entered into during your employment or within 3 months following a Qualified Termination; and (ii) any collection of a judgment or order or subsequent settlement agreement related to a jury verdict or judgment (or similar administrative order) obtained during your employment finding that a third party has infringed one or more of the Company’s (or its affiliate’s) patents.

“Qualified Termination” means your death or permanent disability or an involuntary termination of your employment by the Company without “Cause”, and in the case of a termination of your employment, contingent upon satisfaction of the Severance Conditions.

“RSU” means Restricted Stock Units as described in Section 7.5 of the Plan.

Mr. [                ]

January     , 2013

“RRLA” means an agreement with a third party for a license entered into during your employment or within 3 months following a Qualified Termination (a “Post-Termination RRLA”) guaranteed or forecasted to provide for running royalties or installment payments over time (rather than a single lump sum payment upfront) for a minimum of $10 million in total license royalties and deemed to be an RRLA by the Company’s Chief Executive Officer.

“Severance Conditions” means that you (i) have returned all Company property in your possession and (ii) have executed a general release of all claims that you may have against the Company or persons or entities affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. The Company will deliver the form to you within 30 days after your employment terminates. You must execute the release within 15 days after receipt thereof.

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and the RSU Award Agreement and returning them to me. If you have any questions, please let me know.

Very truly yours, UNWIRED PLANET, INC.

Name: Title:

I have read and accept this employment letter:

Signature of [ ]

Dated:

Attachment: RSU Award Agreement

Schedule I

Vesting Terms

Vesting Date	Number of RSUs to Vest
March 31, 2013	62,500
June 30, 2013	62,500
September 30, 2013	62,500
December 31, 2013	62,500
March 31, 2014	62,500
June 30, 2014	62,500
September 30, 2014	62,500
December 31, 2014	62,500
March 31, 2015	62,500
June 30, 2015	62,500
September 30, 2015	62,500
December 31, 2015	62,500

Exhibit A

RSU Award Agreement

Unwired Planet, Inc.

2006 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

(FOR RESTRICTED STOCK UNIT AWARDS – TIME-BASED VESTING)

Unwired Planet, Inc. (the “Company”), pursuant to its 2006 Stock Incentive Plan (as amended and currently in effect, the “Plan”), hereby provides notice (“Grant Notice”) of the grant to Participant of the number of restricted stock units set forth below (“Award”). This Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Agreement and the Plan, which are attached hereto and incorporated herein in their entirety.

Participant:	[______]
Grant Date:
Vesting Commencement Date:
Number of Restricted Stock Units:	750,000

Vesting Schedule:	As provided in that certain letter agreement between the Company and the Awardee of even date herewith (the “Employment Agreement”).

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Restricted Stock Unit Agreement, the Employment Agreement and the Plan. Participant further acknowledges that as of the Grant Date, this Grant Notice, the Restricted Stock Unit Agreement, the Employment Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of stock in the Company under the Plan and supersede all prior oral and written agreements on that subject.

UNWIRED PLANET, INC.

By:
Signature

Title:

Date:

PARTICIPANT:

Signature

Date:

ATTACHMENTS: Restricted Stock Unit Agreement and 2006 Stock Incentive Plan.

ATTACHMENT I

RESTRICTED STOCK UNIT AGREEMENT

UNWIRED PLANET, INC.

2006 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(FOR RESTRICTED STOCK UNIT AWARDS – TIME-BASED VESTING)

Pursuant to the terms of the Restricted Stock Unit Grant Notice (“Grant Notice”) and this Restricted Stock Unit Agreement (“Agreement”) (collectively, the “Award”), Unwired Planet, Inc. (the “Company”) grants you restricted stock units pursuant to the Company’s 2006 Stock Incentive Plan (as amended and currently in effect, the “Plan”), subject to the restrictions and conditions contained herein. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

11.    GRANT OF UNITS. The Company hereby grants to you the aggregate number of restricted stock units (the “Units”) specified in your Grant Notice and pursuant to that certain letter agreement between the Company and the Awardee of even date herewith (the “Employment Agreement”). Each Unit represents the right to receive one (1) share of Common Stock upon vesting.

12.    PAYMENT; TAX WITHHOLDING. You shall, not later than the date on which the Award becomes a taxable event for Federal income tax purposes, pay to the Company any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The minimum tax withholding obligation shall be satisfied through a net issuance of shares. The Company shall withhold from shares of Common Stock to be issued to you a number of shares of Common Stock with an aggregate Fair Market Value that would satisfy the minimum tax withholding amount due.

13.    VESTING. Subject to the limitations contained herein, the Units will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your employment with the Company and its Subsidiaries and Affiliates (“Termination”). A Termination shall be deemed to occur if you are an Employee at the time of grant (“Grant Date”) and subsequently become a Consultant or Non-Employee Director. The unvested portion of your Award will expire upon Termination. Notwithstanding anything to the contrary contained herein, in the event of a Qualified Termination (as defined in the Employment Agreement) of Awardee’s employment at any time during the period commencing two months prior to a Change of Control (as defined in the Employment Agreement) and ending 18 months after the Change of Control, all unvested Units shall automatically be accelerated in full as of the effective date of such Qualified Termination so as to become immediately and completely vested and no longer subject to any contractual restrictions.

14.    CONVERSION OF UNITS AND ISSUANCE OF SHARES. Upon each vesting date, one (1) share of Common Stock shall be issuable for each whole Unit that vests on such date (the “Shares”), subject to the terms and provisions of the Plan and this Agreement. Thereafter, the Company will transfer such Shares to you upon satisfaction of any tax withholding obligations as provided in Section 2. Prior to the date upon which all Units have fully vested (the “Final Vesting Date”), any fractional Unit shall be carried forward to the next partial vesting date rather than being converted into a fractional Share. On each subsequent partial vesting date, including

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the Final Vesting Date, any fractional Units shall be aggregated into whole Units and such whole Units shall be converted pursuant to the terms hereof. Any fractional Unit remaining after the Award becomes fully vested shall be settled in cash and shall not be converted into a fractional Share. The number of Units subject to your Award shall be adjusted from time to time for changes in capitalization, as provided in the Plan.

15.    SECURITIES LAW COMPLIANCE. You will not be issued any Shares upon the vesting of your Award unless the Shares are either (a) then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you will not receive such Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

16.    TRANSFERABILITY. None of the Units or any beneficial interest therein may be transferred in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, you may designate a beneficiary for the Shares that may be issuable upon the vesting of the Units, in the event of your death, by completing the Company’s approved beneficiary designation form and filing such form with the Company’s Human Resources Department. The terms of this Agreement shall be binding upon your executors, administrators, heirs, successors, and transferees.

17.    AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue your employment.

18.    TAX CONSEQUENCES. You agree that you have had the opportunity to review with your own tax advisors the federal, state, local and foreign income and employment tax consequences of the grant to you of the Award and the vesting of the Award. You are relying solely on the advice of your own advisors and not on statements or representations of the Company or any of its agents. You understand that you (and not the Company) will be responsible for your own tax liability as a result of the grant or vesting of your Award.

19.    NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effective upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

20.	MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

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(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

21.    GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

22.    CHOICE OF LAW; GOVERNING LAW. The law of the State of California shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of laws rules. Notwithstanding the foregoing, with respect to matters affecting the Plan that are addressed by the General Corporation Law of the State of Delaware, the laws of the State of Delaware shall control, without regard to such state’s conflict of laws rules. You hereby agree to submit to the jurisdiction and venue of the courts of the State of California and Federal Courts of the United States of America located within the County of Santa Clara for all actions relating to the Units, the Shares, the Notice of Grant, this Agreement, or the Plan. You further agree that service may be made upon you in any such action or proceeding by first class, certified or registered mail, to the last address you provided to the Company.

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ATTACHMENT II

2006 STOCK INCENTIVE PLAN